KOCH*
_____________________________________________________________
KOCH NITROGEN COMPANY

January 4, 2000

Mr. Jim Wewers
President
Eldorado Chemical Company
Box 1373
Oklahoma City, Ok

Re:  Anhydrous Ammonia

Dear Jim,

Per our conversation today and pursuant to Article III, Section B of our Anhydrous Ammonia Sales Agreement effective October 1, 1999, Koch Nitrogen and Eldorado Chemical Company agree to sell and purchase, respectively, additional tonnage, approximately 8,000 tons per month January through December 2000, above the new 50% requirement amounts. Price for these tons will be ***. Shipments against the 50% requirements will be made during the first 15 days of the month, the additional tonnage named above will be shipped in the last 15 days of the month. Either party may cancel the terms of this letter agreement with 120 days written notice. All other terms and conditions as per the new 50% requirements contract effective October 1, 1999.

If you are in agreement with the above terms, please sign where noted below.

Regards,

/s/ Mark R. Jones
Mark Jones
Koch Nitrogen

Eldorado Chemical Company

By: /s/ James L. Wewers
   ____________________________
Printed Name James L. Wewers
            ___________________
Title President
     __________________________

P.O. Box 2256    Wichita, Kansas 67201-2256   316/828-4889

*INFORMATION IN THIS DOCUMENT HAS BEEN OMITTED FROM THIS PUBLIC FILING PURSUANT TO A REQUEST BY THE COMPANY FOR CONFIDENTIAL TREATMENT BY THE SECURITIES AND EXCHANGE COMMISSION. THE OMITTED INFORMATION HAS BEEN FILED SEPARATELY WITH THE SECRETARY OF THE SECURITIES AND EXCHANGE COMMISSION FOR PURPOSES OF SUCH REQUEST.


***INDICATES INFORMATION IN THIS DOCUMENT WHICH HAS BEEN OMITTED FROM THIS PUBLIC FILING PURSUANT TO A REQUEST BY THE COMPANY FOR CONFIDENTIAL TREATMENT BY THE SECURITIES AND EXCHANGE COMMISSION. THE OMITTED INFORMATION HAS BEEN FILED SEPARATELY WITH THE SECRETARY OF THE SECURITIES AND EXCHANGE COMMISSION FOR PURPOSES OF SUCH REQUEST.